Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement File Nos. 33-60502, 333-01360, 333-35243 and 333-87767 of our report dated February 7, 2003, with respect to the consolidated financial statements and schedule of Smart & Final Inc. included in the Annual Report (Form 10-K) for the year ended December 29, 2002.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Los Angeles, California
March 12, 2003